Exhibit 99.1

Rainbow National Services LLC and Subsidiaries

Consolidated Financial Statements

As of December 31, 2010 and 2009 and for the
Years Ended December 31, 2010, 2009 and 2008

Independent Auditor’s Report

The Board of Directors
Rainbow National Services LLC:

We have audited the accompanying consolidated balance sheets of Rainbow National Services LLC and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, member’s deficiency and cash flows for each of the years in the three-year period ended December 31, 2010.  In connection with our audits of the consolidated financial statements, we also have audited the related consolidated financial statement schedule (Schedule II, Valuation and Qualifying Accounts).  These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Rainbow National Services LLC is an indirect wholly owned subsidiary and operates as an integral part of Cablevision Systems Corporation (“Cablevision”).  As described in Notes 1, 10 and 11, these consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations.  The financial position, results of operations and cash flows of Rainbow National Services LLC could differ from those that might have resulted had Rainbow National Services LLC been operated autonomously or as an entity independent of Cablevision.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rainbow National Services LLC and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Melville, New York
February 18, 2011

(2)

Rainbow National Services LLC and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$78,452	$24,675
Accounts receivable, trade (less allowance for doubtful accounts of $498 and $711)	199,767	173,279
Amounts due from affiliates, net	2,708	2,785
Program rights, net	175,827	153,029
Prepaid expenses and other current assets	26,042	38,533
Deferred tax asset	5,091	4,251
Total current assets	487,887	396,552

Property and equipment, net of accumulated depreciation of $18,158 and $26,779	18,034	21,996
Program rights, net	581,107	503,411
Deferred carriage fees, net	67,769	87,767
Deferred financing costs, net of accumulated amortization of $16,388 and $13,138	7,199	10,449
Amortizable intangible assets, net of accumulated amortization of $577,306 and $525,591	120,231	171,946
Goodwill	51,309	51,309
Other assets	19,217	21,950
	$1,352,753	$1,265,380
LIABILITIES AND MEMBER'S DEFICIENCY
Current Liabilities:
Accounts payable	$21,668	$14,856
Accrued liabilities:
Interest	20,046	20,353
Employee related costs	23,446	18,818
Deferred carriage fees payable	1,570	642
Other accrued expenses	13,084	11,989
Amounts due to affiliates, net	16,744	16,665
Program rights obligations	108,477	106,845
Deferred revenue	16,053	12,443
Credit facility debt	50,000	25,000
Capital lease obligations	1,013	977
Total current liabilities	272,101	228,588

Program rights obligations	335,697	309,436
Deferred tax liability, net	94,019	95,707
Senior notes	299,552	299,283
Senior subordinated notes	324,071	323,817
Credit facility debt	425,000	555,000
Capital lease obligations	13,841	14,917
Amounts due to affiliates	851	1,618
Other liabilities	21,537	20,283
Total liabilities	1,786,669	1,848,649
Commitments and contingencies
Member's deficiency	(433,916)	(583,269)

	$1,352,753	$1,265,380

See accompanying notes to
 consolidated financial statements.

(3)

Rainbow National Services LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Years Ended December 31,
	2010	2009	2008

Revenues, net (including revenues, net from affiliates of Cablevision of $16,917, $16,326 and $15,736, respectively)	$916,275	$815,413	$741,482

Operating expenses:
Technical and operating (excluding depreciation and amortization and including charges from affiliates of Cablevision of $24,636, $23,247 and $21,537, respectively)	289,679	245,130	209,337
Selling, general and administrative (including charges from affiliates of Cablevision of $104,571, $98,129 and $90,807, respectively)	232,473	217,663	207,595
Restructuring expense	-	-	92
Depreciation and amortization	56,817	57,545	59,276
	578,969	520,338	476,300

Operating income	337,306	295,075	265,182

Other income (expense):
Interest expense	(74,190)	(75,842)	(91,017)
Interest income	489	274	1,282
Loss on derivative contracts	-	(3,237)	(2,843)
Miscellaneous, net	(93)	329	(785)
	(73,794)	(78,476)	(93,363)

Income before income taxes	263,512	216,599	171,819
Income tax expense	(98,515)	(79,611)	(66,414)
Net income	$164,997	$136,988	$105,405

See accompanying notes to
 consolidated financial statements.

(4)

Rainbow National Services LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF MEMBER'S DEFICIENCY
(Dollars in thousands)

Balance, January 1, 2008	$(533,846)
Non-cash capital contributions	70,922
Cash capital distributions	(352,250)
Net income	105,405

Balance, December 31, 2008	(709,769)
Non-cash capital contributions	93,512
Cash capital distributions	(104,000)
Net income	136,988

Balance, December 31, 2009	(583,269)
Non-cash capital contributions	107,356
Cash capital distributions	(123,000)
Net income	164,997

Balance, December 31, 2010	$(433,916)

See accompanying notes to
consolidated financial statements.

(5)

Rainbow National Services LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Years Ended December 31,
	2010	2009	2008

Cash flows from operating activities:
Net income	$164,997	$136,988	$105,405
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,817	57,545	59,276
Cablevision share-based compensation expense allocations	11,855	10,688	7,934
Amortization and write-off of program rights	206,831	173,260	139,977
Amortization of deferred carriage fees	22,943	21,372	21,101
Amortization of deferred financing costs, discounts on indebtedness and other costs	3,773	3,962	3,479
Provision for doubtful accounts.	296	901	946
Unrealized loss on derivative contracts	-	-	2,697
Unrealized foreign currency transaction loss (gain), net	33	(29)	104
Deferred income taxes	(2,528)	(10,037)	190
Current income and other tax expense allocations	94,290	81,310	60,363
Changes in assets and liabilities:
Accounts receivable, trade	(26,817)	(24,215)	(5,025)
Accounts due from affiliates, net	77	11,464	(8,370)
Prepaid expenses and other assets	15,179	(3,335)	(20,494)
Program rights	(307,325)	(205,566)	(253,777)
Deferred carriage fees	(2,945)	(585)	(2,747)
Accounts payable and accrued expenses	16,158	7,744	(8,229)
Amounts due to affiliates, net	(688)	5,805	(14,750)
Program rights obligations	29,104	(25,784)	49,861
Deferred carriage fees payable	944	(1,998)	(16,127)
Other liabilities	1,238	(625)	704
Net cash provided by operating activities	284,232	238,865	122,518

Cash flows from investing activities:
Capital expenditures	(1,332)	(2,569)	(4,892)
Payments for acquisition of businesses	(320)	(435)	(227)
Net cash used in investing activities	(1,652)	(3,004)	(5,119)

Cash flows from financing activities:
Cash distributions to parent	(123,000)	(104,000)	(352,250)
Additions to deferred financing costs	-	-	(2,941)
Proceeds from credit facility debt	-	-	276,000
Repayment of credit facility debt	(105,000)	(120,000)	(76,000)
Principal payments on capital lease obligations	(803)	(688)	(698)
Net cash used in financing activities	(228,803)	(224,688)	(155,889)

Net increase (decrease) in cash and cash equivalents	53,777	11,173	(38,490)

Cash and cash equivalents at beginning of year	24,675	13,502	51,992

Cash and cash equivalents at end of year	$78,452	$24,675	$13,502

See accompanying notes to
consolidated financial statements.

(6)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands)

NOTE 1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Nature of Operations

In July 2004, Cablevision Systems Corporation ("Cablevision") formed Rainbow National Services LLC (the "Company").  Rainbow Programming Holdings LLC (“Rainbow Programming Holdings”), an indirect wholly owned subsidiary of Rainbow Media Holdings LLC (“Rainbow Media Holdings”), an indirect wholly owned subsidiary of Cablevision, owns 100% of the membership interests in the Company.  The Company is a holding company with no independent operations of its own.  Its subsidiaries include entities that principally own nationally distributed 24-hour entertainment services operated as integral parts of Cablevision, including AMC, WE tv and IFC.  The Company’s consolidated financial statements have been derived from the consolidated financial statements and accounting records of Cablevision and reflect certain assumptions and allocations (see notes 10 and 11).  The financial position, results of operations and cash flows of the Company could differ from those that might have resulted had the Company been operated autonomously or as an entity independent of Cablevision.  See Note 16 for the proposed distribution of Rainbow Media Holdings by Cablevision.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and Regulation S-X of the Securities and Exchange Commission (“SEC”) for annual financial information as required by the Company’s indentures (see note 6) even though the Company is not a reporting company under the Securities Exchange Act of 1934.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All significant intercompany transactions and balances are eliminated in consolidation.

Revenue Recognition

The Company recognizes affiliation fee revenue from cable television system operators, direct broadcast satellite operators and telecommunications companies that carry the Company’s programming services under multi-year contracts, commonly referred to as “affiliation agreements.”  The programming services are delivered throughout the terms of the agreements and the Company recognizes revenue as programming is provided.

Advertising revenues are recognized when commercials are aired.  In certain advertising sales arrangements, the Company’s programming businesses guarantee specified viewer ratings for their programming.  For these types of transactions, a portion of such revenue is deferred if the guaranteed viewer ratings are not met and is subsequently recognized either when the Company provides the required additional advertising time, the guarantee obligation contractually expires or performance requirements become remote.

(7)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Revenues derived from other sources are recognized when services are provided or events occur.

Multiple-Element Transactions

If there is objective and reliable evidence of fair value for all elements of accounting in a multiple-element arrangement, the arrangement consideration is allocated to the separate elements of accounting based on relative fair values.  There may be cases in which there is objective and reliable evidence of the fair value of undelivered items in an arrangement but no such evidence for the delivered items.  In those cases, the Company utilizes the residual method to allocate the arrangement consideration.  Under the residual method, the amount of consideration allocated to the delivered items equals the total arrangement consideration less the aggregate fair value of the undelivered items.  In determining fair value, the Company refers to historical transactions or comparable cash transactions.

On January 1, 2011, the Company adopted Accounting Standards Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements, which is applicable on a prospective basis to revenue arrangements entered into or materially modified on or after January 1, 2011.   ASU No. 2009-13 eliminates the residual method of allocating arrangement consideration to deliverables, requires the use of the relative selling price method and requires that a vendor determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a standalone basis.

The Company, together with other subsidiaries or affiliates of Cablevision, may enter into affiliation agreements which are documented in one or more contracts; however, negotiated contemporaneously.  Amounts paid/received by other subsidiaries of Cablevision or the Company may differ from the amounts that would have been paid/received if such arrangements were negotiated separately.  Where Cablevision has incurred a cost incremental to fair value and the Company has received a benefit incremental to fair value from these negotiations in the form of increased affiliation fee revenues, Cablevision charges the Company for the incremental amount.  Likewise, where the Company has received affiliation fee revenues less than fair value amounts and Cablevision has received a benefit incremental to fair value from these negotiations in the form of decreased programming costs, the Company charges Cablevision for the incremental amount. Judgments made in determining fair value impact the amount and period in which revenues from multi-element arrangements are recognized over the term of the individual affiliation agreements.

Technical and Operating Expenses

Costs of revenues related to programming services including, but not limited to, license fees, amortization of program rights, participation and residual costs and programming and production costs, are classified as technical and operating expenses in the accompanying consolidated statements of income.

(8)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Advertising and Distribution Expenses

Advertising costs are charged to expense when incurred and are recorded to selling, general and administrative expenses in the accompanying consolidated statements of income.  Advertising costs were $68,378, $65,334 and $68,624 for the years ended December 31, 2010, 2009, and 2008, respectively.  Marketing, distribution and general and administrative costs related to the exploitation of owned original programming is expensed as incurred.

Cash and Cash Equivalents

The Company's cash investments are placed with money market funds and financial institutions that are investment grade as rated by Standard & Poor's and Moody's Investors Service.  The Company selects money market funds that predominantly invest in marketable, direct obligations issued or guaranteed by the United States government or its agencies, commercial paper, fully collateralized repurchase agreements, certificates of deposit, and time deposits.

The Company considers the balance of its investment in funds that substantially hold securities that mature within three months or less from the date the fund purchases these securities to be cash equivalents. The carrying amount of cash and cash equivalents either approximates fair value due to the short-term maturity of these instruments or are at fair value.

Accounts Receivable

The Company periodically assesses the adequacy of valuation allowances for uncollectible accounts receivable by evaluating the collectibility of outstanding receivables and general factors such as length of time individual receivables are past due, historical collection experience, and the economic and competitive environment.

Program Rights

Rights to programming, including feature films and episodic series, acquired under license agreements are stated at the lower of amortized cost or net realizable value.  Such licensed rights along with the related obligations are recorded at the contract value when a license agreement is executed, unless there is uncertainty with respect to either cost, acceptability or availability.  If such uncertainty exists, those rights and obligations are recorded at the earlier of when the uncertainty is resolved or when the license period begins.  Costs are amortized to technical and operating expense on a straight-line basis over the respective license periods.

The Company’s owned original programming is primarily produced by independent production companies, with the remainder produced by the Company.  Owned original programming costs, including estimated participation and residual costs, qualifying for capitalization as program rights are amortized to technical and operating expense over their estimated useful lives, commencing upon the first airing, based on attributable revenue for airings to date as a percentage of total projected attributable revenue.  Projected program usage is based on the historical performance of similar content.  Estimated attributable revenue can change based upon programming market acceptance, levels of affiliation fee revenues and advertising revenues, and program usage.    Accordingly, the Company periodically reviews revenue estimates and planned usage and revises its assumptions if necessary which could impact the timing of amortization expense or result in an impairment charge.   Owned original program rights of $41,081 at December 31, 2010 is included as a component of long-term program rights, net.  The Company expects to amortize approximately $18,657 of owned original program rights at December 31, 2010 during the year ending December 31, 2011 and expects to amortize 91% of owned original program rights within the next three years.

(9)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

The Company periodically reviews the programming usefulness of its licensed and owned original program rights based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition.  If it is determined that film or other program rights have no future programming usefulness, a write-off of the unamortized cost is recorded in technical and operating expense.  Impairment charges of $1,053 and $7,178 were recorded for the years ended December 31, 2010 and 2009, respectively.  There were no impairment charges recorded for the year ended December 31, 2008.

Long-Lived and Indefinite-Lived Assets

Property and equipment are carried at cost.  Equipment under capital leases is recorded at the present value of the total minimum lease payments.  Depreciation is calculated on the straight-line basis over the estimated useful lives of the assets or, with respect to equipment under capital leases and leasehold improvements, amortized over the shorter of the lease term or the assets' useful lives and reported in depreciation and amortization in the consolidated statements of income.

Intangible assets established in connection with business acquisitions consist of affiliation agreements and affiliate relationships, advertiser relationships, other intangibles and goodwill.  These intangible assets are amortized on a straight-line basis over their respective estimated useful lives.  Goodwill acquired in purchase business combinations is not amortized.

The Company reviews its long-lived assets (property and equipment, and intangible assets subject to amortization that arose from acquisitions) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.  If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

The Company evaluates the recoverability of its goodwill annually or more frequently whenever events or circumstances indicate that the asset may be impaired.  Goodwill impairment is determined using a two-step process.  The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of goodwill impairment loss, if any.  The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.  The implied fair value of goodwill is determined in the same manner as the amount of goodwill which would be recognized in a business combination.  The company has three reporting units for goodwill impairment testing, AMC, WE tv and IFC.

(10)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Program Rights Obligations

Amounts payable subsequent to December 31, 2010 related to program rights obligations included in the balance sheet are as follows:

Years Ending December 31,

2011	$108,477
2012	99,398
2013	84,289
2014	60,288
2015	44,986
Thereafter	46,736
$444,174

In July 2003, American Movie Classics Company LLC (“AMC LLC”), WE: Women’s Entertainment LLC (“WE LLC”), and The Independent Film Channel LLC (“IFC LLC”) and Rainbow Media Holdings, as licensees, entered into an agreement with a film studio for feature film telecast rights.  Each licensee recorded its allocated share of the program rights asset and all of the payment obligations for which they are jointly and severally liable. Such payment obligations initially amounted to $84,000 in total of which $19,500 remained unpaid at December 31, 2010 and is included in the amounts above.  Program rights of approximately $17,000 were allocated outside of the Company to affiliates during 2003.  Payments of program rights obligations by affiliates for program rights allocated outside of the Company amounted to $1,211, $1,514 and $2,625 during 2010, 2009, and 2008, respectively.  The allocation of these film assets was treated as a deemed capital distribution in 2003 and the payments of program rights obligations made by affiliates for the years ended December 31, 2010, 2009, and 2008, were treated as a deemed capital contribution in the accompanying consolidated statements of member’s deficiency.

Off balance sheet program rights obligations at December 31, 2010 that have not yet met the criteria to be recorded in the balance sheet are $67,930 which are payable:  $63,662 in 2011, $2,548 in 2012, $1,376 in 2013, $69 in 2014, $69 in 2015 and $206 thereafter.

Deferred Carriage Fees

Deferred carriage fees represent amounts principally paid or payable to cable television system operators, direct broadcast satellite operators and telecommunications companies to obtain additional subscribers and/or guarantee carriage of certain programming services and are amortized as a reduction of revenue over the period of the related guarantee (4 to 13 years).

(11)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Deferred Financing Costs

Costs incurred to obtain debt are deferred and amortized to interest expense ratably over the life of the related debt.

Income Taxes

The Company’s provision for income taxes is based on current period income, changes in deferred tax assets and liabilities and changes in estimates with regard to uncertain tax positions. Deferred tax assets are subject to an ongoing assessment of realizability.  The Company provides deferred taxes for the outside basis difference of its investment in partnerships.  Interest and penalties, if any, associated with uncertain tax positions are included in income tax expense.

The Company was included in the consolidated federal and state income tax returns of Cablevision for the years presented herein.  The income tax expense in the consolidated statements of income is based upon the taxable income of the Company on a separate tax return basis.  Since there is no tax sharing agreement in place between the Company and Cablevision, allocable current income tax liabilities calculated on a stand-alone company basis that the Company does not pay directly have been reflected as deemed capital contributions to the Company from its parent.  Such contributions amounted to $94,290, $81,250, and $60,363 for the years ended December 31, 2010, 2009 and 2008, respectively.

Comprehensive Income

Comprehensive income for the years ended December 31, 2010, 2009, and 2008 equals net income for the respective periods.

Share-Based Compensation

Cablevision charges the Company expenses or benefits related to its various employee stock plans.  Cablevision records share-based compensation expense during the period based on the fair value of the portion of share-based payment awards that are ultimately expected to vest.  Cablevision uses the Black-Scholes valuation model in determining the fair value of share-based payments.  Shared-based payment awards are expensed on a straight-line basis over the requisite service period.  As the obligations related to the grants for equity classified and liability classified awards under the Cablevision employee stock plans are satisfied by Cablevision, the allocation to the Company of its proportionate share of the related expenses is reflected as a deemed capital contribution in the accompanying consolidated financial statements.

Foreign Currency Transactions

The Company has no foreign operations, but has a limited number of trade receivables denominated in a foreign currency, primarily Canadian dollars.  The Company recognized $(90), $329 and $(712) of foreign currency transaction (losses) gains for the years ended December 31, 2010, 2009 and 2008, respectively, related to those receivables denominated in a foreign currency from affiliation agreements with foreign cable system and direct broadcast satellite operators.  Such amounts are included in miscellaneous, net in the accompanying consolidated statements of income.

(12)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Cash Flows

During 2010, 2009 and 2008, the Company's non-cash investing and financing activities and other supplemental data were as follows:

	Years Ended December 31,
	2010	2009	2008
Non-Cash Investing and Financing Activities:
Deemed capital contributions for payments of program rights obligations by affiliates	$1,211	$1,514	$2,625
Deemed capital contributions from affiliate related to the allocation of income and other taxes	94,290	81,310	60,363
Reduction of capital lease obligation and related assets	(237)	-	-
Increase in capital lease obligations and accounts receivable from affiliates related to capital leases with affiliates	-	3,928	-
Deemed capital contribution related to the allocation of Cablevision share-based compensation expense	11,855	10,688	7,934

Supplemental Data:
Cash interest paid	70,375	72,160	88,730
Income taxes paid	4,231	3,151	2,641

Derivative Financial Instruments

The Company accounts for derivative financial instruments as either assets or liabilities measured at fair value.  The Company’s embedded derivative financial instruments are clearly and closely related to the host contracts; therefore, such derivative financial instruments are not accounted for on a stand-alone basis.   The Company, at times, uses derivative instruments to manage its exposure to market risks from changes in interest rates and does not hold or issue derivative instruments for speculative or trading purposes.  These derivative instruments are not designated as hedges, and changes in the fair values of these derivatives are recognized in income as gains (losses) on derivative contracts.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

(13)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the contingency can be reasonably estimated.

Reportable Segments

The Company classifies its operations into one reportable segment.  The previous reportable segments, AMC Networks (which comprises AMC and WE tv) and IFC, no longer qualify to be presented as two separate reportable segments as those operations are now included in one operating segment as the Company’s Chief Operating Decision Maker reviews the operating results of these businesses on a combined basis as of December 2010.

Reclassifications

Certain reclassifications have been made to the accompanying 2009 and 2008 consolidated financial statements to conform to the 2010 presentation.

NOTE 3.	RESTRUCTURING

During 2008, the Company recorded restructuring expenses of $92 for employee severance.  There were no restructuring expenses recorded or unpaid balances as of and for the years ended December 31, 2010 and 2009.

NOTE 4.	PROPERTY AND EQUIPMENT

Property and equipment (including equipment under capital leases) consist of the following assets, which are depreciated or amortized on a straight-line basis over the estimated useful lives shown below:

	December 31,		Estimated Useful
	2010	2009	Lives

Program, service and test equipment	$10,813	$18,403	2 to 7 years
Satellite equipment	13,732	13,924	Term of lease
Furniture and fixtures	1,404	1,813	2 to 8 years
Transmission equipment	9,271	13,531	5 years
Leasehold improvements	972	1,104	Term of lease
	36,192	48,775
Less accumulated depreciation and amortization	(18,158)	(26,779)
	$18,034	$21,996

Depreciation expense on property and equipment (including capital leases) amounted to $5,102, $5,053 and $5,284, respectively, for the years ended December 31, 2010, 2009 and 2008.

(14)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

At December 31, 2010 and 2009, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:

	December 31,
	2010	2009

Satellite equipment	$13,732	$13,924
Less accumulated amortization	(4,725)	(3,735)
	$9,007	$10,189

NOTE 5.	INTANGIBLE ASSETS

The following table summarizes information relating to the Company's acquired intangible assets at December 31, 2010 and 2009:

	December 31,
	2010	2009	Estimated Useful Lives

Gross carrying amount of amortizable intangible assets
Affiliation agreements and affiliate relationships	$597,156	$597,156	10 years
Advertiser relationships	91,024	91,024	5 to 10 years
Other amortizable intangibles	9,357	9,357	4 to 10 years
	697,537	697,537

Accumulated amortization
Affiliation agreements and affiliate relationships	496,343	452,236
Advertiser relationships	71,984	64,502
Other amortizable intangibles	8,979	8,853
	577,306	525,591
Amortizable intangible assets, net of accumulated amortization	120,231	171,946

Goodwill	51,309	51,309

Total intangible assets, net	$171,540	$223,255

Aggregate amortization expense
Years ended December 31, 2010 and 2009	$51,715	$52,492

Estimated amortization expense
Year ending December 31, 2011	$51,715
Year ending December 31, 2012	46,553
Year ending December 31, 2013	21,934
Year ending December 31, 2014	21
Year ending December 31, 2015	2

The Company has historically been able to renew affiliation agreements upon expiration and has factored its experience with such renewals in estimating the future cash flows associated with its affiliation agreements and affiliate relationship intangible assets.

There were no accumulated impairment losses related to goodwill for any periods as of December 31, 2010.

(15)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

In March 2009, the Company acquired a film web site business for $250 cash and recorded a liability of $231 for the net present value of additional annual required payments of $135 through 2011.  In allocating the $481 purchase price, the Company recorded intangible assets of $126, $274 and $81 for advertiser relationships, other definite-lived intangibles and goodwill, respectively.

During 2008, the Company acquired a film web site business for $227 cash, including acquisition costs, and recorded a liability of $574 for the net present value of additional annual required payments of $185 through 2012.  In allocating the $801 purchase price, the Company recorded intangible assets of $160, $370 and $271 for advertiser relationships, other intangibles and goodwill, respectively.

NOTE 6.	DEBT

Credit Facility Debt

The Company has a credit facility providing for an $800,000 senior secured credit facility (the “Credit Facility”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Facility allows the Company to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  There are no commitments from the lenders to fund this incremental facility other than the $280,000 incremental revolver supplement (“Incremental Revolver”) entered into on June 3, 2008 discussed below.  Whenever incremental facilities are established, the Company and the lenders must enter into a supplement to the Credit Facility with terms and conditions that are no more restrictive than those in the Credit Facility.

In June 2008, the Company borrowed $210,000 under its revolving credit facility which was transferred to Rainbow Media Holdings and recorded as a capital distribution by the Company to its parent, Rainbow Programming Holdings, in connection with Rainbow Media Holding’s acquisition of Sundance Channel L.L.C.  Further, during 2008, the Company borrowed $66,000 under the revolving credit facility and repaid $25,000 and $51,000 of the outstanding balance under the term loan facility and the revolving credit facility, respectively.  In 2009, the Company repaid $25,000 and $95,000 of the outstanding balance under the term loan facility and the revolving credit facility, respectively.  In 2010, the Company repaid $25,000 and $80,000 of the outstanding balance under the term loan facility and the revolving credit facility, respectively.  Outstanding borrowings under the term loan facility and revolving credit facility were $425,000 and $50,000, respectively, at December 31, 2010.  The Company had $250,000 in undrawn revolver commitments at December 31, 2010.

Borrowings under the Credit Facility are direct obligations of the Company which are guaranteed jointly and severally by substantially all of its subsidiaries and by Rainbow Programming Holdings, and are secured by the pledge of the stock of the Company and the stock of substantially all of its subsidiaries and all of the other assets of the Company and substantially all of its subsidiaries (subject to certain limited exceptions).

(16)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Borrowings under the Credit Facility bear interest based on either the Base Rate (the greater of the Federal Funds Rate plus 0.5% and the prime rate (as defined in the Credit Facility)) or the Eurodollar Rate (as defined in the Credit Facility). The interest rate under the Credit Facility varies, depending on the Company’s cash flow ratio (as defined in the Credit Facility), from 1.0% to 1.5% over the Eurodollar Rate for Eurodollar-based borrowings and from zero to 0.5% over the Base Rate for Base Rate borrowings. At December 31, 2010, the weighted average interest rate on both the term A loan facility and amounts drawn under the original revolving credit facility was 1.26%.

The borrowings under the Credit Facility may be repaid without penalty at any time.  The term A loan is to be repaid in quarterly installments of $12,500 in 2011 and 2012, and $162,500 beginning on March 31, 2013 through its maturity date in June 2013.  Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

The Credit Facility contains various financial and other covenants.  As defined in the Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

The Company was in compliance with all of its financial covenants under its Credit Facility and Incremental Revolver as of December 31, 2010.

The Company is obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Incremental Revolver

On June 3, 2008, the Company entered into the Incremental Revolver whereby the Company received commitments from lenders in the amount of $280,000.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  The Incremental Revolver matures on June 30, 2012 and the terms and conditions of the Incremental Revolver are no more restrictive than those of the Credit Facility.  The Company is obligated to pay fees of 0.375% per annum on any undrawn portion of the Incremental Revolver commitment balance.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at December 31, 2010.

In connection with the Incremental Revolver, the Company incurred deferred financing costs of $2,941, which are being amortized to interest expense over the four-year term of the Incremental Revolver.

(17)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Senior and Senior Subordinated Notes

As of December 31, 2010, the Company’s notes outstanding consist of $300,000 aggregate principal amount of 8 3/4% senior notes due September 1, 2012, and $325,000 aggregate principal amount of 10 3/8% senior subordinated notes due September 1, 2014.  The senior notes and the senior subordinated notes were discounted $2,163 and $3,915, respectively, upon original issuance in 2004.  These notes are guaranteed by substantially all of the Company’s subsidiaries. Principal covenants include a limitation on the incurrence of additional indebtedness based upon a maximum ratio of total indebtedness to cash flow (as defined in the indentures) of 6.0 to 1, limitations on dividends and distributions, and limitations on investments and the ability to incur liens (according to the terms of the senior note indenture).

The Company may redeem the senior notes, in whole or in part, at any time, at a redemption price equal to 100% of face value.   The senior subordinated notes are redeemable, in whole or in part, at a redemption price equal to 103.458% of face value, which decreases to 101.729% on or after September 1, 2011 and 100% on or after September 1, 2012.  The notes are redeemable at the redemption price plus accrued and unpaid interest through the redemption date.

The indentures under which the senior notes and the senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the Credit Facility.

The Company has no independent assets or operations of its own, the guarantees under the senior notes and the senior subordinated notes are full and unconditional and joint and several, and the net assets of any subsidiaries of the Company other than the subsidiary guarantors are minor.  There are no restrictions on the ability of the Company or any of the subsidiary guarantors to obtain funds from its subsidiaries by dividend or loan.

Summary of Five-Year Debt Maturities

Total amounts payable by the Company under its various debt obligations (excluding capital leases) outstanding as of December 31, 2010, during the five years subsequent to December 31, 2010 are as follows:

Years Ending December 31,

2011	$50,000
2012	400,000
2013	325,000
2014	325,000
2015	-

(18)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

NOTE 7.	DERIVATIVE CONTRACTS

To manage interest rate risk, the Company enters into interest rate swap contracts from time to time to adjust the proportion of total debt that is subject to variable rates.  Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates.   The Company does not enter into interest rate swap contracts for speculative or trading purposes and it only enters into interest rate swap contracts with financial institutions that are rated investment grade.  The Company monitors the financial institutions that are counterparties to its interest rate swap contracts and diversifies its swap contracts among various counterparties to mitigate exposure to any single financial institution. There were no outstanding interest rate swap contracts as of December 31, 2010.

In November 2008, the Company entered into interest rate swap contracts with a notional amount of $450,000 to effectively fix borrowing rates on a substantial portion of the Company’s floating rate debt.  The interest rate swap contracts matured in November 2009.  These contracts were not designated as hedges for accounting purposes.  For the year ended December 31, 2009, realized losses were $3,237 and is reflected in loss on derivative contracts in the accompanying consolidated statement of income.

For the year ended December 31, 2008, unrealized losses resulting from changes in the fair value of the Company's interest rate swap contracts and realized losses resulting from net cash interest expense of $2,843 is reflected in loss on derivative contracts in the accompanying consolidated statement of income.

NOTE 8.	FAIR VALUE MEASUREMENT

The fair value hierarchy as outlined in ASC Topic 820 is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable.  Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity's pricing based upon their own market assumptions.  The fair value hierarchy consists of the following three levels:

•	Level I - Quoted prices for identical instruments in active markets.
•
Level II - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level III - Instruments whose significant value drivers are unobservable.

The following table presents for each of these hierarchy levels, the Company's financial assets that are measured at fair value on a recurring basis at December 31, 2010 and 2009:

At December 31, 2010:
	Level I	Level II	Level III	Total
Assets:
Cash equivalents (a)	$77,894	$-	$-	$77,894

(19)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

 At December 31, 2009:
	Level I	Level II	Level III	Total
Assets:
Cash equivalents (a)	$23,564	$-	$-	$23,564

(a)	Represents the Company's investment in funds that invest primarily in money market securities.

The Company's cash equivalents at December 31, 2010 and 2009 are classified within Level I of the fair value hierarchy because they are valued using quoted market prices.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate that value:

Credit Facility Debt, Senior Notes and Senior Subordinated Notes

The fair values of each of the Company’s debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities.

The carrying values and estimated fair values of the Company's financial instruments, excluding those that are carried at fair value in the accompanying consolidated balance sheets are summarized as follows:

	December 31, 2010
	Carrying Amount	Estimated Fair Value
Debt instruments:
Credit facility debt (a)	$475,000	$475,000
Senior notes	299,552	300,750
Senior subordinated notes	324,071	337,188
	$1,098,623	$1,112,938

	December 31, 2009
	Carrying Amount	Estimated Fair Value
Debt instruments:
Credit facility debt (a)	$580,000	$580,000
Senior notes	299,283	305,640
Senior subordinated notes	323,817	342,875
	$1,203,100	$1,228,515
(a)	The carrying value of the Company's credit facility debt which bears interest at variable rates approximates its fair value.

Fair value estimates related to the Company’s debt instruments presented above are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

NOTE 9.	LEASES

Cablevision, and companies owned or managed by Cablevision, lease certain office space under long-term lease agreements with non-affiliates.  The leases generally provide for fixed annual rentals plus certain real estate taxes and other costs or credits. The Company pays its share of monthly lease payments for the portion of the premises occupied by its employees.  Rent expense incurred by the Company which was allocated by Cablevision or Rainbow Media Holdings was $4,139, $3,589 and $3,715, for the years ended December 31, 2010, 2009 and 2008, respectively.

Certain subsidiaries of the Company lease office space and equipment under long-term non-cancelable operating lease agreements with non-affiliates which expire at various dates through 2015.  The leases generally provide for fixed annual rentals plus certain other costs or credits.  Costs associated with such operating leases are recognized on a straight-line basis over the initial lease term.  The difference between rent expense and rent paid is recorded as deferred rent.  Rent expense for the years ended December 31, 2010, 2009 and 2008 amounted to $809, $772 and $632, respectively.

The minimum future annual payments for all Company operating leases with non-affiliates (with initial or remaining terms in excess of one year) during the next five years from January 1, 2011 through December 31, 2015 and thereafter, at rates now in force are as follows:

2011	$1,038
2012	980
2013	217
2014	64
2015	16
Thereafter	-

Certain capital lease assets for transponder space have been subleased to the Company from an affiliate of Rainbow Media Holdings. Future minimum capital lease payments as of December 31, 2010 with affiliates and non-affiliates are as follows:

Year ending December 31, 2011	$2,417
Year ending December 31, 2012	2,481
Year ending December 31, 2013	2,481
Year ending December 31, 2014	2,481
Year ending December 31, 2015	2,481
Thereafter	10,229
Total minimum lease payments	22,570
Less amount representing interest (at 9.3%-10.4%)	7,716
Present value of net minimum future capital lease payments	14,854
Less principal portion of current installments	1,013
Long-term portion of obligations under capital leases	$13,841

Of the Company’s capital lease obligation at December 31, 2010 and 2009, $5,825 and $6,175, respectively, is due to an affiliate of Rainbow Media Holdings.

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

NOTE 10.	AFFILIATE TRANSACTIONS

Allocations

The Company provides services to and receives services from affiliates of Cablevision and Rainbow Media Holdings. The consolidated financial statements of the Company reflect the application of certain cost allocation policies of Cablevision and Rainbow Media Holdings.  Management believes that these allocations have been made on a reasonable basis.  However, it is not practicable to determine whether the allocated amounts represent amounts that might have been incurred on a stand-alone basis, as there are no company-specific or comparable industry benchmarks with which to make such estimates.  Further, as many of these transactions are conducted between subsidiaries under common control of Cablevision, amounts charged for these services may not represent amounts that might have been received or incurred if the transactions were based upon arm's length negotiations.   Explanations of the composition and the amounts of the more significant transactions and allocations, not explained elsewhere in the accompanying notes to the consolidated financial statements, are described below.

The following is a summary of the revenues and expenses included in the Company’s consolidated statements of income related to transactions with or charges from affiliates of Cablevision and Rainbow Media Holdings:

	Years Ended December 31,
	2010	2009	2008
Revenues, net:
Affiliation fee revenues, net	$15,834	$15,460	$15,316
Advertising revenues	183	705	420
Other revenues	900	161	-
Total revenues, et	$16,917	$16,326	$15,736
Operating expenses:
Technical and operating expenses:
Net (charges) benefit for program rights usage	$(2,105)	$(1,957)	$981
Transmission programming and production services	(11,231)	(10,696)	(10,979)
Other support functions, net	(10,166)	(9,477)	(10,567)
Health and welfare plans	(1,134)	(1,117)	(972)
Total technical and operating expenses	$(24,636)	$(23,247)	$(21,537)
Selling, general and administrative expenses:
Corporate general and administrative costs	$(40,338)	$(40,741)	$(36,084)
Management fees	(26,511)	(23,773)	(21,513)
Health and welfare plans	(1,692)	(1,790)	(1,435)
Advertising expenses	(2,307)	(1,326)	(652)
Sales support function	(8,416)	(8,830)	(8,510)
Other support functions, net	(2,339)	(1,817)	(6,009)
Share-based compensation	(11,855)	(10,688)	(7,934)
Long-term incentive plans	(11,113)	(9,164)	(8,670)
Total selling, general and administrative costs	$(104,571)	$(98,129)	$(90,807)

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Revenues, net

Affiliation fee revenues

The Company recognizes revenue from the distribution of programming services to subsidiaries of Cablevision under affiliation agreements.  In addition, the Company together with other subsidiaries of Cablevision, may enter into agreements with third parties in which the amounts paid/received by Cablevision, its subsidiaries, or the Company may differ from the amounts that would have been paid/received if such arrangements were negotiated separately. Where other subsidiaries of Cablevision have incurred a cost incremental to fair value and the Company has received a benefit incremental to fair value from these negotiations in the form of increased affiliation fee revenues, the other subsidiaries of Cablevision charge the Company for the incremental amount.  In one such agreement executed in 2007, other subsidiaries of Cablevision charged the Company $2,433 which was recorded as deferred carriage fees by the Company and is being amortized as a reduction to revenue over the term of the related affiliation agreement.  Amortization of this charge amounted to $331 for each of the years ended December 31, 2010, 2009 and 2008.  In another such agreement executed in 2005, Cablevision charged the Company approximately $4,900, which was recorded as deferred carriage fees by the Company and is being amortized as a reduction to revenue over the remaining term of the related affiliation agreement.  Amortization of this charge amounted to $371 for each of the years ended December 31, 2010, 2009 and 2008.

Revenues earned under affiliation agreements with companies owned by or affiliated with Cablevision for the years ended December 31, 2010, 2009 and 2008 were $16,536, $16,162 and $16,018, respectively.

Advertising revenues

Rainbow Media Holdings pays the Company for advertising revenue earned in connection with an agreement between Rainbow Media Holdings and a third party entered into during 2000.  Such revenues were $592 and $396 for the years ended December 31, 2009 and 2008, respectively.  This contract expired as of December 31, 2009, accordingly, there were no such revenues for the year ended December 31, 2010.  In addition, the Company recorded advertising revenues of $183, $113 and $24 for the years ended December 31, 2010, 2009 and 2008, respectively, earned from subsidiaries of Rainbow Media Holdings.

Other revenues

The Company records revenues as earned in connection with the licensing of owned program rights under arrangements with subsidiaries of Rainbow Media Holdings.  There were no such revenues recorded for the year ended December 31, 2008.

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Operating Expenses

Corporate General and Administrative Costs

General and administrative costs, including costs of maintaining corporate headquarters, facilities and common support functions (such as human resources, legal, finance, tax, accounting, audit, treasury, risk management, strategic planning, information technology, etc.) have been charged to the Company by Cablevision and Rainbow Media Holdings. Certain charges are generally based on relative revenues or expenses of the Company in relation to those of consolidated Cablevision or Rainbow Media Holdings.  The remaining overhead, principally salaries of corporate executives, is primarily allocated based on management's estimate of the level of effort expended on each business unit based on historical trends.

Management Fees

Under contractual agreements, CSC Holdings, LLC, a wholly owned subsidiary of Cablevision, provides certain management services to the Company.  These agreements provide for payment, in addition to expense reimbursement, of an aggregate fee of 3.5% of AMC LLC and its subsidiaries, including WE LLC, gross revenues, as defined in the management agreement.

Health and Welfare Plans

Employees of the Company participate in health and welfare plans sponsored by Cablevision.  Health and welfare benefit costs have generally been charged by Cablevision based upon the proportionate number of participants in the plans.

Advertising

The Company incurs advertising expenses charged by subsidiaries of Rainbow Media Holdings and affiliates of Cablevision.

Sales Support Function

Rainbow Media Holdings provides affiliation sales support functions which primarily include salaries, facilities, and general and administrative costs to the Company.  Additionally, affiliates of Cablevision provide ad sales support functions which primarily includes general and administrative costs to the Company.

Other Support Functions, net

Affiliates of Cablevision and Rainbow Media Holdings provide various public relations, research, acquisitions, creative and production services, and digital media and administrative support functions which primarily includes salaries, facilities, and general and administrative costs to the Company.  The Company provides certain selling, general and administrative support functions to affiliates of Rainbow Media Holdings.

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Program Rights Usage (Charges)

The Company has the right to exhibit and promote films under contracts between the Company and subsidiaries of Rainbow Media Holdings in addition to subsidiaries of Rainbow Media Holdings having the right to exhibit and promote films under contracts between the Company and third parties.

Transmission Programming and Production Services

Rainbow Network Communications (“RNC”), a subsidiary of Rainbow Media Holdings, provides certain transmission and production services to the Company.  Such costs charged to the Company have been included in technical and operating expenses.  The Company has entered into agreements, as amended, that allow RNC to continue providing these services and to make capital purchases on the Company’s behalf for transmission related equipment through 2019.  Estimated future cash payments required under these agreements, excluding any obligations relating to transponder space, amount to $10,281 in 2011, $12,260 in 2012, $12,763 in 2013, $13,291 in 2014, $13,846 in 2015 and $57,006 thereafter.  Additionally, RNC leases transponder space to the Company under a transponder lease agreement through 2020.  See Note 9 for amounts due under this arrangement.

Share-based Compensation and Long-Term Incentive Plans Expenses

Cablevision allocates to the Company its proportionate share of expenses or benefits related to Cablevision's employee stock plans and Cablevision's long-term incentive plans.  Such amounts are included in selling, general and administrative expenses in the accompanying consolidated statements of income.  Liabilities related to the stock appreciation rights (“SARs”) granted under the Cablevision employee stock plans are funded by Rainbow Media Holdings and the Company is not required to reimburse Rainbow Media Holdings; therefore, similar to other allocated share-based compensation, the allocation to the Company of its proportionate share of the related expenses is reflected as capital contributions from Rainbow Media Holdings in the consolidated financial statements of the Company.  The long-term incentive plans are funded by the Company and aggregate liabilities of $20,100 and $17,639, related to these plans are included in accrued employee related costs and other long-term liabilities in the Company’s consolidated balance sheets at December 31, 2010 and 2009, respectively.  These liabilities include certain performance based awards for which the performance criteria had not been met as of December 31, 2010 as such awards are based on achievement of certain performance criteria through December 31, 2012.  The Company has accrued the amount that it currently believes will ultimately be paid based upon the performance criteria established for these performance-based awards.  If it is subsequently determined that the performance criteria for such awards is not probable of being achieved, the Company would reverse the accrual in respect of such award at that time.

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

NOTE 11.	BENEFIT PLANS

Cablevision sponsors a non-contributory, qualified defined benefit cash balance pension plan, a non-contributory non-qualified defined benefit excess cash balance plan, a qualified defined contribution 401(k) savings plan and a non-qualified excess savings plan in which certain employees of the Company participate.  In connection with the cash balance plan and excess cash balance plan, the Company is charged by Cablevision for credits made into an account established for each participant.  Such credits are based upon a percentage of eligible base pay and a market-based rate of return.  The Company also makes matching contributions for a portion of employee voluntary contributions to the 401(k) savings and excess savings plan.  Total expense related to these plans was $2,691, $2,120 and $1,401 for the years ended December 31, 2010, 2009 and 2008, respectively. The Company does not provide postretirement benefits for any of its employees.

NOTE 12.	INCOME TAXES

The Company is a single-member limited liability company, indirectly wholly-owned by Rainbow Media Enterprises, Inc. (“RME”), a taxable corporation.  RME, a direct wholly-owned subsidiary of Rainbow Media Holdings.  As such, the Company is treated as a division of RME and is included in the consolidated income tax return of Cablevision for federal and state income tax purposes.  Accordingly, the income tax provision is determined on a stand-alone basis as if the Company filed separate consolidated income tax returns for the periods presented herein.

Income tax expense of the Company consists of the following components:

	Years Ended December 31,
	2010	2009	2008
Current expense:
Federal	$89,615	$77,843	$55,697
State and other	8,883	6,691	7,883
	98,498	84,534	63,580

Deferred (benefit) expense:
Federal	(3,023)	(5,427)	(652)
State	495	(4,610)	842
	(2,528)	(10,037)	190
Tax expense relating to uncertain tax positions, including accrued interest	2,545	5,114	2,644

Income tax expense	$98,515	$79,611	$66,414

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

The income tax expense of the Company differs from the amount derived by applying the statutory federal rate to pretax income due principally to the effect of the following items:

	Years Ended December 31,
	2010	2009	2008

Federal tax expense at statutory rate	$92,229	$75,810	$60,137
State income taxes, net of federal benefit	3,968	2,926	3,966
Change in the state rate used to determine deferred taxes, net of federal benefit	419	(2,763)	522
Tax expense relating to uncertain tax positions, including accrued interest, net of deferred tax benefits	1,639	3,316	1,706
Nondeductible expenses	260	312	175
Other	-	10	(92)
Income tax expense	$98,515	$79,611	$66,414

The tax effects of temporary differences that give rise to significant portions of deferred tax assets or liabilities at December 31, 2010 and 2009 are as follows:

	December 31,
Deferred Tax Asset (Liability)	2010	2009
Current
Compensation and benefit plans	$3,873	$3,077
Allowance for doubtful accounts	15	11
Other liabilities	322	264
Tax and accrued interest liabilities for uncertain tax positions	881	899
Deferred tax asset, current	5,091	4,251

Non-current
Compensation and benefit plans	5,651	6,160
Fixed assets and intangible assets	18,191	19,854
Partnership investment	(120,941)	(123,915)
Tax and accrued interest liabilities for uncertain tax positions	3,647	2,723
Other	(567)	(529)
Net deferred tax liability, non-current	(94,019)	(95,707)

Total net deferred tax liability	$(88,928)	$(91,456)

AMC LLC is treated as a partnership for income tax purposes.  Accordingly, the Company records deferred income taxes for the outside basis difference with regard to its investment in AMC LLC.

Deferred tax assets have resulted from the Company’s future deductible temporary differences. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized.  The Company's ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the realization of its deductible temporary differences.  If such estimates and related assumptions change in the future, the Company may be required to record a valuation allowance against its deferred tax assets resulting in additional income tax expense in the Company's consolidated statement of income.  Management evaluates the realizability of the deferred tax assets and the need for valuation allowances quarterly.  As of December 31, 2010, based on current facts and circumstances, management believes that it is more likely than not that the Company will fully realize the benefit associated with its gross deferred tax assets.

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

A reconciliation of the beginning and ending amount of the unrecognized tax benefit associated with uncertain tax positions (excluding associated deferred tax benefits and accrued interest) is as follows:

Balance at December 31, 2009	$8,225
Increases related to prior year tax positions	44
Decreases related to prior year tax positions	(232)
Increases related to current year tax positions	1,987
Balance at December 31, 2010	$10,024

As of December 31, 2010, if all uncertain tax positions were sustained at the amounts reported or expected to be reported in the Company's tax returns, the Company's income tax expense attributable to continuing operations would decrease by $6,515, excluding the related interest.

Interest expense of $470, net of the associated deferred tax benefit of $276, has been recognized during the year ended December 31, 2010 and is included in income tax expense in the consolidated statement of income.  At December 31, 2010, accrued interest on uncertain tax positions of $966 and $1,823 is included in other accrued expenses and other long-term liabilities, respectively, in the consolidated balance sheet.

In January 2011, the Company settled the city of New York audit with regard to the unincorporated business tax for the years 2003 through 2005 for an amount that approximated the related unrecognized tax benefit recorded as of December 31, 2010.

Management does not believe that the resolution of the ongoing income tax examinations will have a material adverse impact on the financial position of the Company or that it is reasonably possible that the total amount of unrecognized tax benefit will change significantly within twelve months of December 31, 2010.  Changes in the liabilities for uncertain tax positions will be recognized in the interim period in which the positions are effectively settled or there is a change in factual circumstances.

NOTE 13.	LEGAL MATTERS

Broadcast Music, Inc. Matter

Broadcast Music, Inc. ("BMI"), an organization that licenses the performance of musical compositions of its members, has alleged that certain of the Company's subsidiaries require a license to exhibit musical compositions in its catalog. BMI agreed to interim fees based on revenues covering certain periods for certain subsidiaries. These matters were submitted to a Federal Rate Court.  The interim fees paid to BMI remain subject to retroactive adjustment until such time as either a final decision is made by the Federal Rate Court or an agreement is reached by the parties.  Subject to the execution of formal agreements, the parties have reached agreement in principle with respect to the license fees which approximates amounts previously accrued.

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

Other Legal Matters

In addition to the matter discussed above, the Company is party to various lawsuits and claims in the ordinary course of business.  Although the outcome of these other matters cannot be predicted with certainty and the impact of the final resolution of these other matters on the Company's results of operations in a particular subsequent reporting period is not known, management does not believe that the resolution of these matters will have a material adverse effect on the financial position of the Company or the ability of the Company to meet its financial obligations as they become due.

NOTE 14.	CONCENTRATION OF CREDIT RISK

Financial instruments that may potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.  Cash is invested in money market funds and bank time deposits.  The Company monitors the financial institutions and money market funds where it invests its cash and cash equivalents with diversification among counterparties to mitigate exposure to any single financial institution.  The Company's emphasis is primarily on safety of principal and liquidity and secondarily on maximizing the yield on its investments.

The following individual customers accounted for the following percentages of the Company’s net revenues for the years ended December 31,:

	2010	2009	2008

Customer A	11%	12%	13%
Customer B	11%	11%	11%
Customer C	11%	12%	13%

The following individual customers accounted for the following percentages of the Company’s net trade receivable balances at December 31,:

	2010	2009
Customer A	8%	9%
Customer B	9%	11%
Customer C	8%	9%

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

NOTE 15.	INTERIM FINANCIAL INFORMATION (Unaudited)

The following is a summary of the Company’s selected quarterly financial data for the years ended December 31, 2010 and 2009:

2010:	March 31,	June 30,	September 30,	December 31,	Total
	2010	2010	2010	2010	2010

Revenues, net	$212,581	$222,711	$228,157	$252,826	$916,275
Operating expenses	(129,999)	(136,326)	(145,848)	(166,796)	(578,969)
Operating income	$82,582	$86,385	$82,309	$86,030	$337,306

Net income	$40,349	$42,582	$39,415	$42,651	$164,997

2009:	March 31,	June 30,	September 30,	December 31,	Total
	2009	2009	2009	2009	2009

Revenues, net	$194,061	$199,086	$206,175	$216,091	$815,413
Operating expenses	(125,959)	(121,616)	(126,945)	(145,818)	(520,338)
Operating income	$68,102	$77,470	$79,230	$70,273	$295,075

Net income	$29,616	$35,229	$41,497	$30,646	$136,988

NOTE 16.	OTHER MATTERS

Proposed Distribution of Rainbow Media Holdings

On December 16, 2010, Cablevision announced that Cablevision’s Board of Directors authorized Cablevision's management to move forward with the leveraged spin-off of Rainbow Media Holdings to Cablevision's stockholders (the "Rainbow Distribution"). The Rainbow Distribution would be structured as a tax-free pro rata distribution to stockholders of Cablevision and is expected to be completed by mid-year 2011, subject to necessary approvals.  As part of the Rainbow Distribution, a refinancing of what will be the new Rainbow Media Holdings would create new debt, a portion of which would be used to repay all outstanding Company debt and approximately $1,250,000 of Cablevision and/or CSC Holdings, LLC debt. It is anticipated that the Rainbow Distribution would be in the form of a pro rata distribution to all stockholders of Cablevision, with holders of Cablevision New York Group (“CNYG”) Class A common stock receiving Class A shares in Rainbow Media Holdings and holders of CNYG Class B common stock receiving Class B shares in Rainbow Media Holdings. Both Cablevision and Rainbow Media Holdings would continue to be controlled by the Dolan family through their ownership of Class B shares.

The new Rainbow Media Holdings’ business will include:

•	The Company’s national programming networks, including AMC, WE tv and IFC, and other national programming networks of Rainbow Media Holdings, including Sundance Channel;

Rainbow National Services LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Dollars in thousands)

•	IFC Entertainment, an independent film business that consists of multiple brands – including IFC Films, IFC Productions and the IFC Center; and
•	Rainbow Network Communications, a full service network programming origination and distribution company, delivering programming to the cable, satellite and broadcast industries.

Completion of the Rainbow Distribution is subject to a number of external conditions, including receipt of a private letter ruling from the Internal Revenue Service (“IRS”), the filing and effectiveness of a Form 10 with the Securities and Exchange Commission and the finalization of the terms and conditions of the required financing, as well as final approval by Cablevision's Board of Directors. In late November 2010, Cablevision submitted a private letter ruling request to the IRS.

NOTE 17.	SUBSEQUENT EVENTS

From January 1, 2011 through February 18, 2011, the Company repaid $20,000 of its outstanding balance under its revolving credit facility of $50,000 at December 31, 2010.  Amounts outstanding under the revolving credit facility at December 31, 2010 have been classified in the accompanying consolidated balance sheet as long-term as the amounts are not due until maturity on June 30, 2012.

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